Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Arrow Electronics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $1.00 per share	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock, par value $1.00 per share	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants(3)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					—

(1)	An unspecified amount of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices along with an unspecified number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or pursuant to anti-dilution provisions of any of the securities.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Company is deferring payment of the entire registration fee and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.
(3)	Warrants to purchase Debt Securities, Preferred Stock or Common Stock of Arrow Electronics, Inc. may be sold separately or with Debt Securities, Preferred Stock or Common Stock of Arrow Electronics, Inc.